                                                Exhibit 99.1

Edgewell Personal Care Company 6 Research Drive Shelton, Conn 06484
FOR IMMEDIATE RELEASE	Company Contact
Chris Gough Vice President, Investor Relations 203-944-5706 Chris.Gough@Edgewell.com

Edgewell Personal Care Announces First Quarter Fiscal 2023 Results; Maintains 2023 Constant Currency Outlook

Net Sales Increase of 1.3%, or 3.0% Organic
7th Consecutive Quarter of Organic Net Sales Growth
Maintains Fiscal 2023 Outlook for Organic Net Sales and Adjusted EPS and EBITDA

Shelton, Conn - February 8, 2023 - Edgewell Personal Care Company (NYSE: EPC) today announced results for its first fiscal quarter 2023 ended December 31, 2022.

Executive Summary
•Net sales were $469.1 million, an increase of 1.3% compared to the prior year period.
•Organic net sales increased 3.0% (Organic basis excludes the impact of the Billie acquisition through November and the negative translational impact from currency.)
•GAAP Diluted net Earnings Per Share ("EPS") were $0.23 for the first fiscal quarter compared to $0.20 in the prior year period.
•Adjusted EPS were $0.31, inclusive of a $0.05 unfavorable currency impact, compared to $0.42 in the prior year period.
•Ended the first fiscal quarter with $184 million in cash on hand, access to an additional $164 million revolving credit facility and a net debt leverage ratio of 4.0x.
•Returned $23.3 million to shareholders in the form of $15.0 million in share repurchases and $8.3 million of dividends in the first fiscal quarter.
•Board of Directors declared a cash dividend of $0.15 per common share on February 3, 2023 for the first fiscal quarter.

The Company reports and forecasts results on a GAAP and non-GAAP basis and has reconciled non-GAAP results and outlook to the most directly comparable GAAP measures later in this release. See non-GAAP Financial Measures for a more detailed explanation, including definitions of various non-GAAP terms used in this release. All comparisons used in this release are with the same period in the prior fiscal year unless otherwise stated.

“We had a good start to the fiscal year as we delivered our 7th consecutive quarter of growth, and our team continued to perform well in a challenging environment. International growth was a highlight, driven by volume and price gains, and reflective of a strong start to the sun season. In North America, we successfully implemented further pricing across the portfolio and broadly held U.S. share in the period. In addition to the benefits from higher pricing, our focus on productivity initiatives and good cost control reinforced gross and operating margins, while we maintained a high level of brand investment,” said Rod Little, Edgewell’s President and Chief Executive Officer. “Looking to the remainder of the year, while the macro environment remains volatile and uncertain, our strategies position us to deliver growth and value creation, and we are on track to deliver on our previous constant currency outlook for both the top and bottom line.”

Fiscal 1Q 2023 Operating Results (Unaudited)
Net sales were $469.1 million in the quarter, an increase of 1.3%, including a net $12.0 million or 2.6% benefit from the acquisition of Billie and a $20.2 million or 4.3% negative impact from currency. Organic net sales increased 3.0%, with 5.8% growth in International markets, driven by Sun Care and Women’s Shave, and 1.2% growth in North America markets driven by Men’s Shave and Feminine Care. Overall, organic net sales increased 4.5% from higher pricing and promotions management.

Gross profit was $189.0 million, inclusive of a $14.4 million unfavorable impact from currency, as compared to $189.9 million in the prior year period. Gross margin as a percent of net sales was 40.3%, a decline of 70-basis points compared to the prior year period. Adjusted gross margin decreased 150-basis points, or 20-basis points at constant currency, as a 500-basis point impact from higher commodity and transportation related costs, was offset by 240-basis points of productivity savings and a 250-basis points benefit from higher pricing and promotion management.
Advertising and sales promotion expense ("A&P") was $45.9 million, or 9.8% of net sales, a decrease of $0.3 million, compared to $46.2 million, or 10.0% of net sales in the prior year period. Excluding the favorable impact of currency translation, A&P increased $1.7 million and 0.2% in rate of sales compared to the prior year.
Selling, general and administrative expense ("SG&A") was $95.7 million, or 20.4% of net sales, as compared to $96.9 million, or 20.9% of net sales in the prior year period. Adjusted SG&A as a percent of net sales increased 90-basis points as improved leverage, the benefits of operational efficiency programs, cost discipline and favorable currency was more than offset by the impact of the Billie acquisition, including amortization, and higher compensation expense.
The Company recorded pre-tax restructuring and other non-recurring expenses of $2.8 million in the quarter, consisting largely of severance and outplacement costs in support of cost efficiency programs, as well as $2.1 million in acquisition and integration costs related to the Billie acquisition.

Operating income, inclusive of a $8.9 million unfavorable impact from currency, was $31.3 million compared to $31.8 million in the prior year period. Adjusted operating income was $36.7 million, or 7.8% of net sales, compared to $46.7 million, or 10.1% of net sales in the prior year period, with the decline driven by the impact of higher costs and unfavorable currency movements.
Interest expense associated with debt was $19.9 million, compared to $17.3 million in the prior year period. The increase in interest expense was the result of higher interest rates and a higher overall debt balance on the Company’s Revolving Credit Facility.
Other income, net was income of $5.0 million compared to $1.7 million in the prior year period. The increase in income was primarily driven by $5.3 million in favorable foreign currency hedge settlements, partly offset by $1.8 million in higher pension costs.
The effective tax rate for the first three months of fiscal 2023 was 27.1% compared to 30.9% in the prior year period. The adjusted effective tax rate for the first three months of fiscal 2023 was 26.4%, up from the prior year period adjusted effective tax rate of 25.3%. The change in the adjusted effective tax rate was primarily due to an unfavorable mix of earnings in higher tax rate jurisdictions.
GAAP net earnings were $11.9 million or $0.23 per diluted share compared to $11.2 million or $0.20 per diluted share in the prior year period. Adjusted net earnings were $16.0 million or $0.31 per share, inclusive of a $0.05 unfavorable currency impact, compared to $23.2 million or $0.42 per share in the prior year period. Adjusted EBITDA was $63.9 million, inclusive of a $3.6 million unfavorable currency impact, compared to $69.7 million in the prior year period.
Net cash used by operating activities was $86.3 million for the three months ending December 31, 2022 compared to $79.0 million in the prior year period, driven by a larger net working capital build.

Capital Allocation
On February 3, 2023, the Board of Directors declared a quarterly cash dividend of $0.15 per common share for the first fiscal quarter. The dividend will be payable on April 5, 2023 to shareholders of record as of the close of business on March 8, 2023. During the first quarter of fiscal 2023, the Company paid dividends totaling $8.3 million to stockholders.
During the first quarter of fiscal 2023, the Company completed share repurchases of approximately 0.4 million shares at a total cost of $15.0 million. As of December 31, 2022 the Company had 6.1 million shares of common stock available for repurchase in the future under the Board’s 2018 authorization.

Fiscal 1Q 2023 Operating Segment Results (Unaudited)
Wet Shave (Men's Systems, Women's Systems, Disposables, and Shave Preps)
Net sales decreased $10.8 million, or 3.8%. Organic net sales decreased $5.3 million or 1.9%, driven by unit declines, partly offset by higher pricing. Organic net sales in International markets decreased 0.7%, as growth in Europe and Latin America was offset by declines in Japan, which cycled last year’s Men’s Hydro re-launch. North America organic net sales decreased 3.2%, as growth in Men’s Systems, Disposables and Shave Preps, were more than offset by lower Women’s Systems volumes. Wet Shave segment profit decreased $16.1 million, or 31.3%. Organic segment profit, excluding the negative impact from currency decreased $8.2 million, reflecting lower organic net sales, higher cost of goods sold and increased brand investment.
Sun and Skin Care (Sun Care, Wet Ones, Bulldog, Jack Black and Cremo)
Net sales increased $8.1 million, or 7.7%. Organic net sales increased $10.6 million, or 10.1%, with 68% growth in International markets, driven by a strong start to the sun season in Oceania and Latin America. North America Sun Care organic net sales decreased 6.5%. Additionally, Grooming organic net sales increased 4.3% and Wet Ones organic net sales decreased 1.5%. Segment profit increased $9.4 million, or 254.1%. Organic segment profit increased $10.0 million, or 270.3%, driven largely by higher sales and stronger gross profit, in part as a result of increased pricing.
Feminine Care (Tampons, Pads, and Liners)
Net sales increased $8.5 million, or 11.7%. Organic net sales increased 12.0%, reflecting higher pricing and generally improved product availability. Segment profit increased $3.4 million or 40.5%. Organic segment profit increased $3.8 million or 45.3%, as the benefit from higher pricing and gross profit, was only partly offset by increased A&P support.

Full Fiscal Year 2023 Financial Outlook
The Company is providing the following outlook assumptions for fiscal 2023:

•Reported net sales expected to increase in the range of 2% to 4% (previously flat to 2%)
◦Includes an estimated 60-basis point (previously 50-basis point) inorganic benefit from two months in net sales of the acquisition of Billie, net of prior year Edgewell sales to Billie and an estimated 150-basis point (previously 360-basis point) negative impact from currency translation
•Organic net sales expected to increase in the range of 3% to 5%
•GAAP EPS expected to be in the range of $1.90 to $2.10
◦Includes: Restructuring charges, acquisition and integration costs and Sun Care reformulation costs
•Adjusted EPS expected to be in the range of $2.30 to $2.50
◦Includes an estimated $30 million, or $0.45 EPS (previously $33 million and $0.48) unfavorable impact from foreign currency changes
◦Adjusted EPS at constant currency expected to increase 12% at the mid-point of the range
◦Gross margin is expected to increase approximately 30-basis points, with margin accretion expected in the second half of the fiscal year
◦Operating margin is expected to increase slightly (previously decline 30-basis points)
◦Interest expense is expected to be approximately $79 million (previously $74 million)
◦Other Income, net is expected to be approximately $1.0 million (previously $11.5 million)
▪Change reflects lower than anticipated hedge gains and higher pension expense
◦The EPS outlook reflects the impact of estimated share repurchases
•Adjusted EBITDA expected to be in the range of $320 to $335 million
◦Includes an estimated $30 million (previously $33 million) unfavorable impact from foreign currency changes
◦Adjusted EBITDA at constant currency expected to increase 8% at the mid-point of the range
•Adjusted effective tax rate expected to be approximately 24%
•Total depreciation and amortization expense expected to be approximately $91 million
•Capital expenditures expected to be approximately 3.0% of net sales

•Free cash flow expected to be approximately $140 million

* In fiscal 2023, the Company will take specific actions to strengthen its operating model, simplify the organization and improve manufacturing and supply chain efficiency. As a result of these actions, the Company expects to incur charges of approximately $19 million

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 8:00 a.m. Eastern Time today. All interested parties may access a live webcast of this conference call at www.edgewell.com, under the "Investors," and "News and Events" tabs or by using the following link: http://ir.edgewell.com/news-and-events/events

For those unable to participate during the live webcast, a replay will be available on www.edgewell.com, under the "Investors," "Financial Reports," and "Quarterly Earnings" tabs. This release includes references to the Company's website and references to additional information and materials found on its website. The Company's website and such information and materials are not incorporated by reference in, and are not part of, this release.

About Edgewell
Edgewell is a leading pure-play consumer products company with an attractive, diversified portfolio of established brand names such as Schick®, Wilkinson Sword® and Billie® men's and women's shaving systems and disposable razors; Edge and Skintimate® shave preparations; Playtex®, Stayfree®, Carefree® and o.b.® feminine care products; Banana Boat®, Hawaiian Tropic®, Bulldog®, Jack Black®, and CREMO® sun and skin care products; and Wet Ones® products. The Company has a broad global footprint and operates in more than 50 markets, including the U.S., Canada, Mexico, Germany, Japan, the U.K. and Australia, with approximately 7,000 employees worldwide.

# # #

Forward-Looking Statements. This document contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. Forward-looking statements generally can be identified by the use of words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "will," "should," "forecast," "outlook," or other similar words or phrases. These statements are not based on historical facts, but instead reflect the Company's expectations, estimates or projections concerning future results or events, including, without limitation, the future earnings and performance of Edgewell or any of its businesses, and the integration of the Billie acquisition and expected benefits from this transaction, including growth opportunities and cost savings. Many factors outside our control could affect the realization of these estimates. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause the Company's actual results to differ materially from those indicated by those statements. The Company cannot assure you that any of its expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and the Company disclaims any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances, except as required by law. You should not place undue reliance on these statements.
In addition, other risks and uncertainties not presently known to the Company or that it presently considers immaterial could significantly affect the accuracy of any such forward-looking statements. Risks and uncertainties include those detailed from time to time in the Company's publicly filed documents, including in Item 1A. Risk Factors of Part I of the Company's Annual Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on November 16, 2022.

Non-GAAP Financial Measures. While the Company reports financial results in accordance with generally accepted accounting principles ("GAAP") in the U.S., this discussion also includes non-GAAP measures. These non-GAAP measures are referred to as "adjusted" or "organic" and exclude items such as restructuring costs, acquisition and integration costs and non-standard items. Reconciliations of non-GAAP measures, including reconciliations of measures related to the Company's fiscal 2023 financial outlook, are included within the Notes to Condensed Consolidated Financial Statements included with this release.

This non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The Company uses this non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform analysis and to better identify operating trends that may otherwise be masked or distorted by the types of items that are excluded. This non-GAAP information is a component in determining management's incentive compensation. Finally, the Company believes this information provides a higher degree of transparency. The following provides additional detail on the Company's non-GAAP measures:
•The Company utilizes “adjusted” non-GAAP measures including gross profit, SG&A, operating income, income taxes, net earnings, diluted earnings per share, and EBITDA to internally make operating decisions. The following items are excluded when analyzing non-GAAP measures: restructuring and related costs, acquisition and integration costs, Sun Care reformulation charges, and non-standard items.
◦Constant currency measures are calculated by removing the impact of translational and transactional foreign currencies changes net of foreign currency hedges compared to the prior year. Transactional foreign currency changes are driven by foreign legal entities transactions not denominated in local currency .
•The Company analyzes its net sales and segment profit on an organic basis to better measure the comparability of results between periods. Organic net sales and organic segment profit exclude the impact of changes in foreign currency and the impact of the Billie acquisition.
◦Organic net sales will be unfavorably impacted in October and November of fiscal 2023 by the Billie acquisition as sales that were previously reported as third party sales to Billie are now included as inter-company sales.
◦Segment profit will be impacted by fluctuations in translation and transactional foreign currency. The impact of currency was applied to segments using management’s best estimate.
•Free cash flow is defined as net cash from operating activities less capital expenditures plus collections of deferred purchase price of accounts receivable sold and proceeds from sales of fixed assets. Free cash flow conversion is defined as free cash flow as a percentage of net earnings adjusted for the net impact of non-cash impairments.
•Net debt leverage ratio is defined as total debt less cash divided by adjusted EBITDA.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited, in millions, except per share data)

	Quarter Ended December 31,
	2022	2021
Net sales	$469.1	$463.3
Cost of products sold	280.1	273.4
Gross profit	189.0	189.9

Selling, general and administrative expense	95.7	96.9
Advertising and sales promotion expense	45.9	46.2
Research and development expense	13.4	12.8
Restructuring charges	2.7	2.2
Operating income	31.3	31.8
Interest expense associated with debt	19.9	17.3
Other income, net	(5.0)	(1.7)
Earnings before income taxes	16.4	16.2
Income tax provision	4.5	5.0
Net earnings	$11.9	$11.2

Earnings per share:
Basic net earnings per share	$0.23	$0.21
Diluted net earnings per diluted share	$0.23	$0.20

Weighted-average shares outstanding:
Basic	51.6	54.4
Diluted	51.9	55.0

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	December 31, 2022	September 30, 2022
Assets
Current assets
Cash and cash equivalents	$184.1	$188.7
Trade receivables, less allowance for doubtful accounts	123.1	136.9
Inventories	540.2	449.3
Other current assets	160.1	167.3
Total current assets	1,007.5	942.2
Property, plant and equipment, net	348.6	345.5
Goodwill	1,332.3	1,322.2
Other intangible assets, net	996.8	996.6
Other assets	111.8	106.6
Total assets	$3,797.0	$3,713.1

Liabilities and Shareholders' Equity
Current liabilities
Notes payable	$25.2	19.0
Accounts payable	245.0	237.3
Other current liabilities	231.1	291.7
Total current liabilities	501.3	548.0
Long-term debt	1,492.0	1,391.4
Deferred income tax liabilities	140.9	140.4
Other liabilities	176.1	173.6
Total liabilities	$2,310.3	2,253.4
Shareholders' equity
Common shares	$0.7	0.7
Additional paid-in capital	1,577.8	1,604.3
Retained earnings	935.6	931.7
Common shares in treasury at cost	(850.9)	(860.9)
Accumulated other comprehensive loss	(176.5)	(216.1)
Total shareholders' equity	$1,486.7	1,459.7
Total liabilities and shareholders' equity	$3,797.0	$3,713.1

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Three Months Ended December 31,
	2022	2021
Cash Flow from Operating Activities
Net earnings	$11.9	$11.2
Depreciation and amortization	22.5	21.4
Share-based compensation expense	6.5	5.5
Loss on sale of assets	0.7	0.3
Deferred compensation payments	—	(0.5)
Deferred income taxes	(0.1)	(0.1)
Other, net	(1.8)	1.7
Changes in operating assets and liabilities	(126.0)	(118.5)
Net cash used by operating activities	$(86.3)	$(79.0)

Cash Flow from Investing Activities
Capital expenditures	$(11.3)	$(9.4)
Acquisition of Billie	—	(308.8)
Infant Sale	—	5.0
Collection of deferred purchase price on accounts receivable sold	0.4	0.8
Other, net	(0.3)	(0.3)
Net cash used by investing activities	$(11.2)	$(312.7)

Cash Flow from Financing Activities
Cash proceeds from debt with original maturities greater than 90 days	$241.0	$291.0
Cash payments on debt with original maturities greater than 90 days	(141.0)	(93.0)
Net increase in debt with original maturities of 90 days or less	5.5	1.4
Cash dividends paid	(8.3)	(8.5)
Repurchase of shares	(15.0)	(24.5)
Net financing inflow (outflow) from the Accounts Receivable Facility	8.8	(9.7)
Employee shares withheld for taxes	(8.1)	(1.6)
Other, net	—	0.4
Net cash from financing activities	$82.9	$155.5

Effect of exchange rate changes on cash	10.0	(3.2)

Net decrease in cash and cash equivalents	(4.6)	(239.4)
Cash and cash equivalents, beginning of period	188.7	479.2
Cash and cash equivalents, end of period	$184.1	$239.8

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)

Note 1 — Segments
The Company conducts its business in the following three segments: Wet Shave, Sun and Skin Care, and Feminine Care (collectively, the “Segments,” and each individually, a “Segment”). Segment performance is evaluated based on segment profit, exclusive of general corporate expenses, share-based compensation costs, restructuring charges, and certain costs deemed non-recurring in nature, including acquisition and integration costs, Sun Care reformulation costs, and the amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level. The exclusion of such charges from segment results reflects management's view on how it evaluates segment performance.
The Company completed the acquisition of Billie on November 29, 2021.
Segment net sales and profitability are presented below:

	Three Months Ended December 31,
	2022	2021
Net Sales
Wet Shave	$275.3	$286.1
Sun and Skin Care	112.9	104.8
Feminine Care	80.9	72.4
Total net sales	$469.1	$463.3

Segment Profit
Wet Shave	$35.4	$51.5
Sun and Skin Care	13.1	3.7
Feminine Care	11.8	8.4
Total segment profit	60.3	63.6
General corporate and other expenses	(15.9)	(10.8)
Restructuring and related costs	(2.8)	(2.2)
Acquisition and integration costs	(2.1)	(6.0)
Sun Care reformulation costs	(0.5)	(3.3)
Value added tax settlement costs	—	(3.4)
Amortization of intangibles	(7.7)	(6.1)
Interest and other expenses, net	(14.9)	(15.6)
Total earnings before income taxes	$16.4	$16.2
Refer to Note 2 GAAP to Non-GAAP Reconciliations for the income statement location of non-GAAP adjustments to earnings before income taxes.

Note 2 — GAAP to Non-GAAP Reconciliations
The following tables provide a GAAP to Non-GAAP reconciliation of certain line items from the Condensed Consolidated Statement of Earnings:

	Three Months Ended December 31, 2022
	Gross Profit	SG&A	Operating Income	EBIT	Income taxes	Net Earnings	Diluted EPS
GAAP — Reported	$189.0	$95.7	$31.3	$16.4	$4.5	$11.9	$0.23
Restructuring and related costs	—	0.1	2.8	2.8	0.7	2.1	0.04
Acquisition and integration costs	—	2.1	2.1	2.1	0.5	1.6	0.03
Sun Care reformulation	—	—	0.5	0.5	0.1	0.4	0.01
Total Adjusted Non-GAAP	$189.0	$93.5	$36.7	$21.8	$5.8	$16.0	$0.31

				Adjusted Non-GAAP Constant Currency			$0.36

GAAP as a percent of net sales	40.3%	20.4%	6.7%	GAAP effective tax rate		27.1%
Adjusted as a percent of net sales	40.3%	19.9%	7.8%	Adjusted effective tax rate		26.4%
Adjusted Constant Currency as a percent of net sales	41.6%		9.3%

	Three Months Ended December 31, 2021
	Gross Profit	SG&A	Operating Income	EBIT	Income taxes	Net Earnings	Diluted EPS
GAAP — Reported	$189.9	$96.9	$31.8	$16.2	$5.0	$11.2	$0.20
Restructuring and related costs	—	—	2.2	2.2	0.5	1.7	0.03
Acquisition and integration costs	0.3	5.7	6.0	6.0	0.3	5.7	0.11
Sun Care reformation	3.3	—	3.3	3.3	1.0	2.3	0.04
Value-added tax settlement costs	—	3.4	3.4	3.4	1.1	2.3	0.04
Total Adjusted Non-GAAP	$193.5	$87.8	$46.7	$31.1	$7.9	$23.2	$0.42

GAAP as a percent of net sales	41.0%	20.9%	6.9%	GAAP effective tax rate		30.9%
Adjusted as a percent of net sales	41.8%	19.0%	10.1%	Adjusted effective tax rate		25.3%

Note 3 - Net Sales and Profit by Segment
Operations for the Company are reported via three Segments. The impact of acquisition includes the operations of Billie which was acquired in November 2021. The following tables present changes in net sales and segment profit for the first quarter ended December 31, 2022, as compared to the corresponding period in the prior year.

Net Sales
Quarter Ended December 31, 2022
	Wet Shave		Sun and Skin Care		Feminine Care		Total
Net Sales - Q1 FY22	$286.1		$104.8		$72.4		$463.3
Organic	(5.3)	(1.9)%	10.6	10.1%	8.7	12.0%	14.0	3.0%
Impact of Billie acquisition, net	11.6	4.1%	0.4	0.4%	—	—%	12.0	2.6%
Impact of currency	(17.1)	(6.0)%	(2.9)	(2.8)%	(0.2)	(0.3)%	(20.2)	(4.3)%
Net Sales - Q1 FY23	$275.3	(3.8)%	$112.9	7.7%	$80.9	11.7%	$469.1	1.3%
Organic net sales were impacted in the first quarter of fiscal 2023 by the change in classification of sales from third party to intercompany as a result of the Billie acquisition in fiscal 2022. The impact of the Billie acquisition, net is calculated as Billie net third party sales from October 1, 2022 through November 30, 2022 less shipments to Billie by the Company in the comparable prior year period, which totaled $12.0.

Segment Profit
Quarter Ended December 31, 2022
	Wet Shave		Sun and Skin Care		Feminine Care		Total
Segment Profit - Q1 FY22	$51.5		$3.7		$8.4		$63.6
Organic	(8.2)	(15.9)%	10.0	270.3%	3.8	45.3%	5.6	8.8%
Impact of currency	(7.9)	(15.4)%	(0.6)	(16.2)%	(0.4)	(4.8)%	(8.9)	(14.0)%
Segment Profit - Q1 FY23	$35.4	(31.3)%	$13.1	254.1%	$11.8	40.5%	$60.3	(5.2)%
The impact of currency to segment profit includes both the translational and transactional currency changes during the quarter.

Note 4 - EBITDA
The Company reports financial results on a GAAP and adjusted basis. The table below is used to reconcile Net earnings to EBITDA and Adjusted EBITDA, which are Non-GAAP measures, to improve comparability of results between periods.

	Three Months Ended December 31,
	2022	2021
Net earnings	$11.9	$11.2
Income tax provision	4.5	5.0
Interest expense, net	19.6	17.2
Depreciation and amortization	22.5	21.4
EBITDA	$58.5	$54.8

Restructuring and related costs	2.8	2.2
Acquisition and integration costs	2.1	6.0
Sun Care reformulation costs	0.5	3.3
Value added tax settlement costs	—	3.4
Adjusted EBITDA	$63.9	$69.7

Adjusted EBITDA Constant Currency	$67.5

Note 5 - Outlook
The following tables provide reconciliations of Adjusted EPS and Adjusted EBITDA, Non-GAAP measures, included within the Company's outlook for projected fiscal 2023 results:

Adjusted EPS Outlook
Fiscal 2023 GAAP EPS		$1.90 - $2.10

Restructuring and related costs	approx.	0.36
Acquisition and integration costs	approx.	0.14
Sun Care reformulation costs	approx.	0.04
Income taxes(1)	approx.	(0.14)

Fiscal 2023 Adjusted EPS Outlook (Non-GAAP)		$2.30 - $2.50
(1)Income tax effect of the adjustments to Fiscal 2023 GAAP EPS noted above.

Adjusted EBITDA Outlook
Fiscal 2023 GAAP Net Income	approx.	$95 - $110
Income tax provision	approx.	30
Interest expense, net	approx.	79
Depreciation and amortization	approx.	91
EBITDA	approx.	$292 - $307

Restructuring and related costs	approx.	19
Acquisition and integration costs	approx.	7
Sun Care reformulation costs	approx.	2
Fiscal 2023 Adjusted EBITDA	approx.	$320 - $335